Exhibit 10.120

ASSIGNMENT AGREEMENT

October 24, 2003

        Reference is made to that Credit Agreement dated as of April 3, 2001 (as the same may be amended and in effect from time to time, the "Credit Agreement") among Sourcecorp, Incorporated, the Lenders named therein (the "Lenders") and Bank of American, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. This assignment and acceptance is being executed pursuant to Section 13.8 of the Credit Agreement.

        Wachovia Bank, National Association (the "Assignor") and Hibernia National Bank (the "Assignee") hereby agree as follows:

1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the following interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below): a 2.521008403% interest in Commitments (which percentage interest represents a $7,500,000.00 commitment with respect to the aggregate Commitments) and all Loans and Letters of Credit relating to such interest; and after giving effect to this Assignment and Acceptance, the Commitment of the Assignor will be $42,500,000.00.

2.    The Assignor (i) represents that, as of the date of hereof, (A) its Commitment is $50,000,000.00, (B) the outstanding principal balance of its Loan is $10,924,369.75, (C) the outstanding balance of its Swingline Advances is $0.00 and (D) the aggregate face value of it portion of the Letters of Credit is $2,267,835.97 (all as unreduced by any assignments which have not yet become effective); (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties and representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, other than that it is legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition or results of operations of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement or any other Loan Document; and (iv) attaches the assigned Note held by the Assignor and request that the Administrative Agent exchange such Note for new Note(s) payable to the order of (A) the Assignee in an amount equal to the amount of the Assignor's Commitment assumed by the Assignee hereunder, and (B) the Assignor in an amount equal to the principal amount of the Commitment retained by the Assignor (if any).

3.    The Assignee (i) represents and warrants that it is legally authorized to enter into the Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;(iii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action on the Assignee's behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (vii) agrees that it will keep confidential all information with respect to the Loan Parties furnished to it by any Loan Party or the Assignor marked as being confidential (other than information generally available to the public) in accordance with Section 13.20 of the Credit Agreement; and

(viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or a certificate as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject tot such tax at a rate reduced by an applicable tax treaty.1

If the Assignee is organized under the laws of a jurisdiction outside the United States.

4.    The Effective date for the Assignment and Acceptance shall be October 24, 2003 (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent fro acceptance and recording by the Administrative Agent.

5.    Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in the Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from it obligations under the Credit Agreement and the other Loan Documents.

6.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments und the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES) AND APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

8.    The Assignees' address for notices and Applicable Lending Office for purposes of the Credit Agreement (until such address or office are subsequently changed in accordance with the Credit Agreement) are specified below its name on the signature pages of this Assignment and Acceptance.

Wachovia Bank, National Association
By:	/s/ Jim Skutca
	Name:	Jim Skutca
	Title:	Managing Director
Hibernia National Bank, as Assignee
B:	/s/ Stephen R. Deaton
	Name:	Stephen R. Deaton
	Title:	Vice President

ACCEPTED BY:

BANK OF AMERICA, N.A.,
as Administrative Agent
By:	/s/ Sid Bridges
	Title:	AVP Sid Bridges
Consented to:
By:	/s/ Barry L. Edwards
	Title:	Barry Edwards Executive Vice President and Chief Financial Officer